Exhibit 8

                   Opinion of Silver, Freedman & Taff, L.L.P.
                    Regarding Federal Income Tax Consequences
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                [ Letterhead of SILVER, FREEDMAN & TAFF, L.L.P.]




                                  July 17, 2003


Board of Directors
FirstBank NW Corp.
920 Main Street
Lewiston, Idaho 83501

         Re:   Certain United States Federal Income Tax Consequences of the
               Merger

Gentlemen:

         We have acted as special tax counsel to First Bank NW Corp. ("FirstBank") in connection with the proposed merger (the "Merger") of Oregon Trail Financial Corp. ("Oregon Trail") with and into FirstBank pursuant to the Merger Agreement dated as of February 24, 2003 (the "Merger Agreement") by and between Oregon Trail and FirstBank. You have requested that we provide an opinion regarding the treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the prospectus/joint proxy statement (the "Joint Proxy Statement") contained in your Registration Statement on Form S-4 relating to the Merger, filed with the Securities and Exchange Commission (the "Registration Statement").

         In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement, (ii) the description of the transaction as set forth in the Joint Proxy Statement and the exhibits thereto, and (iii) representations provided by Oregon Trail and FirstBank concerning certain facts relating to the Merger.

         Based upon and subject to the foregoing, it is our opinion that:

         (i) the summaries of the United States federal income tax consequences set forth in the Joint Proxy Statement under the heading "THE MERGER -- Material Federal Income Tax Consequences"

                  are accurate in all material respects as to matters of law and legal conclusions;

         (ii) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

         (iii) FirstBank and Oregon Trail will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
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July 17, 2003
Page 2

         (iv) as a result of the Merger, no gain or loss will be recognized by a holder of Oregon Trail common stock who receives solely FirstBank common stock (except for cash received in lieu of a fractional share) in exchange for all of his or her shares of Oregon Trail common stock;

         (v) as a result of the Merger, any gain or loss recognized by a holder of Oregon Trail common stock who receives both FirstBank common stock and cash consideration in exchange for his or her shares of Oregon Trail common stock will not exceed the amount of cash consideration; and

         (vi) as a result of the Corporate Merger, any holder of Oregon Trail common stock who receives solely cash consideration in exchange for all of his or her shares of Oregon Trail common stock will generally recognize capital gain or loss equal to the difference between the cash consideration and the holder's basis in the Oregon Trail common stock surrendered; provided
                  (a) the Oregon Trail common stock was held as a capital asset and (b) the cash consideration is treated as being received in termination of the holder's entire interest after taking into account the attribution rules under Section 318 of the Code; such gain or loss will be a long-term capital gain or loss to the extent such stock was held by the holder for more than one year prior to completion of the Merger.

         This opinion does not address the United States federal income tax consequences to certain holders of Oregon Trail common stock who may be subject to special tax treatment. This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "THE MERGER -- Material United States Federal Income Tax Consequences" in the Joint Proxy Statement.

                                       Sincerely,



                                       /s/ Silver, Freedman & Taff, L.L.P.
                                       Silver, Freedman & Taff, L.L.P.